Filed Pursuant to Rule 433

Registration Number 333-276739

International Business Machines Corporation
August 10, 2026
Pricing Term Sheet

C$1,750,000,000 4.100% Notes due 2030

C$1,000,000,000 4.750% Notes due 2034

(the “Notes”)

Issuer:	International Business Machines Corporation
Expected Ratings*:	A3 / A- / A- (Moody’s/S&P/Fitch)
Trade Date:	August 10, 2026
Settlement Date**:	August 17, 2026 (T+5)
Joint Bookrunning Managers:	CIBC World Markets Inc. RBC Dominion Securities Inc. Scotia Capital Inc. TD Securities Inc.
Day Count:	Actual/365 (Fixed) when calculating interest accruals during any partial interest period and 30/360 when calculating interest accruals during a full semi-annual interest period (Actual/Actual Canadian Compound Method).
Business Day Convention:	A “business day” is any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York or Toronto, Ontario, Canada are authorized or required by law or executive order to close.
Following Business Day Convention:	If not a business day in New York or Toronto, then payment of a coupon or upon maturity or redemption will be made on the next business day with no adjustment.
Minimum Denomination:	C$2,000 and multiples of C$1,000 in excess thereof
	2030 Notes	2034 Notes
Size:	C$1,750,000,000	C$1,000,000,000
Maturity:	August 15, 2030	August 15, 2034
Interest Payment Dates:	Semi-annually on February 15 and August 15	Semi-annually on February 15 and August 15
First Interest Payment Date:	February 15, 2027	February 15, 2027
Coupon:	4.100%	4.750%
Benchmark Bond:	CAN 1.25% due June 1, 2030	CAN 3.00% due June 1, 2034
Benchmark Bond Yield:	3.277%	3.580%
Benchmark Bond Price:	$92.800	$96.080

Spread to Benchmark Bond:	+ 82.5 bps (including 2.5 bps curve adjustment)	+ 121.4 bps (including 1.4 bps curve adjustment)
Yield to Maturity:	4.102%	4.794%
Government of Canada Curve (“GoC Curve”):	CAN 1.25% due June 1, 2030 and CAN 2.75% due September 1, 2030	CAN 3.00% due June 1, 2034 and CAN 3.25% due December 1, 2034
Spread to GoC Curve:	+80 bps versus the applicable GoC Curve	+120 bps versus the applicable GoC Curve
Make-Whole Call:	Prior to July 15, 2030 at GoC+20 bps	Prior to June 15, 2034 at GoC+30 bps
Par Call:	On or after July 15, 2030	On or after June 15, 2034
Price to Public:	99.993%	99.711%
Underwriting Discount:	0.300%	0.450%
CUSIP:	459200MA6	459200MB4
ISIN:	CA459200MA69	CA459200MB43
Form of Distribution in the United States:	The distribution of the Notes is being made pursuant to registration with the SEC under the U.S. Securities Act of 1933, as amended.
Form of Distribution in Canada:	The distribution of the Notes is being made on a private placement basis to purchasers in each of the provinces of Canada (the “Offering Jurisdictions”) under a Canadian offering memorandum dated August 10, 2026 (the “Canadian Offering Memorandum”), which will include the prospectus dated January 29, 2024, as supplemented by the final prospectus supplement of the Issuer to be dated August 10, 2026, that forms part of the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). The distribution will be made in reliance on statutory exemptions from the prospectus requirements of Canadian securities laws applicable in each of the Offering Jurisdictions and, in particular, the Notes will only be sold in the Offering Jurisdictions pursuant to the “accredited investor exemption” (as defined in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”)) to purchasers that are “accredited investors” (as such term is defined in NI 45-106 or Section 73.3 of the Securities Act (Ontario), as applicable), who purchase the Notes as principal (or are deemed to be purchasing as principal) and that are also “permitted clients” (as such term is defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations).
Resale Restrictions in Canada:

Resale of the Notes in Canada must be made in accordance with applicable Canadian securities laws which may require resales to be made in accordance with prospectus and dealer registration requirements or exemptions from the prospectus and dealer registration requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the Notes, both within and outside of Canada.

Certificates representing the Notes (or the relevant ownership statement under a direct registration system or other book entry system) will bear the following legend:

“UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE DECEMBER 18, 2026.”

Settlement Form:	CDS Clearing and Depository Services Inc. / Book Entry (Global Note)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that delivery of the Notes will be made to investors on or about August 17, 2026, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (as such term is used for purposes of Rule 15c6-1 of the Exchange Act), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

MIFID II and UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTOR AND ELIGIBLE COUNTERPARTIES ONLY TARGET MARKET / NO PRIIPs KID OR DISC DISCLOSURE DOCUMENT – Manufacturing target market is eligible counterparties and professional clients only (all distribution channels). No key information document (“KID”) under Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) or disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) has been prepared as the Notes are not intended to be offered, sold, distributed or otherwise made available to retail investors in the European Economic Area or the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

The foregoing description of some of the terms of the Notes is not complete and is subject to, and qualified in its entirety by, reference to the Preliminary Prospectus Supplement and the accompanying base prospectus dated January 29, 2024 (the “Base Prospectus”) and the Issuer’s preliminary Canadian offering memorandum dated August 10, 2026, as applicable, which includes the Preliminary Prospectus Supplement and the Base Prospectus (collectively the “Preliminary Canadian Offering Memorandum”), and the documents incorporated and deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Preliminary Prospectus Supplement, the Base Prospectus or the Preliminary Canadian Offering Memorandum. Prospective purchasers should review the Preliminary Prospectus Supplement, the Base Prospectus and the Preliminary Canadian Offering Memorandum, as applicable, for a more detailed description of some of the terms of the Notes. No person has been authorized to make any representation in connection with the offering other than as contained or incorporated by reference in the Preliminary Prospectus Supplement, the Base Prospectus and the Preliminary Canadian Offering Memorandum, and the Issuer and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CIBC World Markets Inc. at 416-594-8515, RBC Dominion Securities Inc. at 416-842-6311, Scotia Capital Inc. at 1-800-372-3930, and TD Securities Inc. at +1-800-263-5292.

This pricing term sheet supplements the preliminary form of prospectus supplement pertaining to the Notes issuance referenced above, issued by International Business Machines Corporation on August 10, 2026, relating to its Prospectus dated January 29, 2024.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.